Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219,
333-162219-01, 333-162193 and 333-162193-01

Founded in 1727, The Royal Bank of Scotland Group plc (RBS Group) is the
holding company of a large global banking and []nancial services group, headquartered in Edinburgh. Globally, RBS Group has a diversi[]ed customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland N.V. (RBS
NV) and Citizens Financial Group, Inc. are subsidiaries of RBS Group.

Our Products

The Investor Products group within the RBS Global Banking and Markets division delivers multi-asset investment solutions for both retail and institutional investors. RBS products are offered across a wide range of structures and risk-return pro[]les that are designed to cater to investors with varying investment objectives, risk tolerance and time horizons. Our products enable investors to diversify their investment portfolio across multiple asset classes such as:

[] Interest rates [] Commodities      [] Hybrids and multi-asset solutions
[] Equities       [] Foreign Exchange [] Other market measures
[] Equity Indices [] Inflation

We offer innovative products designed to provide investors access to particular investment strategies, indices and themes; we also offer customer-driven solutions. RBS products are not[]FDIC-insured or government guaranteed.

[] Corporate Notes  [] Exchange Traded Notes (ETNs)
[] Structured Notes [] OTC derivatives

Issuer Details

You can find additional details about RBS Group (SEC file no. 1-10306) and RBS
Holdings N.V. (SEC file no. 1-14624) through information they file with the
Securities and Exchange Commission (SEC) at www.sec.gov, which you should read before investing in RBS products.

GLOBAL SOLUTIONS WITH BROAD REACH

For broker-dealer and registered investment adviser use only. Not for distribution to retail investors.

RBS Investor Products

RBS

ISSUER LONG-TERM SENIOR, UNSECURED CREDIT RATINGS

AS OF AUGUST 12, 2011

	S&P	Moody's	Fitch
RBS plc*	A+	Aa3	AA-
RBS NV*	A+	A2	AA-
RBS Group	A	A1	AA-

* Issuers of RBS products and subsidiaries of RBS Group.

A credit rating is not a recommendation to buy, sell or hold securities. Credit ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

About Issuer Credit Ratings

An issuer credit rating reflects the assigning rating agency's opinion of the issuer's creditworthiness (i.e., the issuer's ability to pay on its obligations when they become due). It is not the rating of any RBS product issued by RBS plc or RBS NV.

An issuer credit rating has no bearing on how much you may be entitled to be paid on an RBS product or what your return on investment may be. Your return on investment will depend on the terms of the particular RBS product that you buy and how that product performs. An issuer credit rating does not enhance the performance or potential return on any RBS product. If a product or its underlying asset underperforms, your investment may result in a loss, which may be significant, regardless of RBS' issuer credit ratings.

RBS GROUP SELECTED KEY FINANCIALS

RISK ASSET RATIO

	At December 31		
	2010	2009	2008
Core Tier 1	10.7%	11.0%	6.6%
Tier 1	12.9%	14.1%	10.0%

	At June 30	
	2011	2010
Core Tier 1	11.1%	10.5%
Tier 1	13.5%	12.8%

About RBS Group

RBS Group is the guarantor of the obligations of RBS plc, as the issuer, under certain RBS products. The prospectus will specify if the RBS Group guarantee applies to your RBS products.

For additional information on key financials and financial statements of RBS Group see RBS Group 2010 Annual Report (Form 20-F) and RBS Group Q2 2011 interim results (Form 6-K).

RBS HOLDINGS N.V. SELECTED KEY FINANCIALS

RISK ASSET RATIO*

	At December 31		
	2010	2009	2008
Core Tier 1	8.7%	16.9%	10.1%
Tier 1	11.0%	19.9%	10.9%

About RBS Holdings N.V.

RBS Holdings N.V., a subsidiary of RBS Group, is the guarantor of the obligations of RBS NV, as the issuer, under certain RBS products. The prospectus will specify if the RBS Holdings N.V. guarantee applies to your RBS products.

For additional information on key financials and financial statements of RBS Holdings N.V., see RBS Holdings N.V. 2010 Annual Report (Form 20-F), as amended by Amendment No.1 (Form 20-F/A).

* The ratios published for 2009 and 2008 were calculated on a Basel I basis and reflect the inclusion of the Dutch State and Banco Santander S.A. acquired businesses existing in the period prior to the legal separation of ABN Amro Bank N.V. on April 1, 2010. With effect from June 30, 2010, RBS Holdings N.V. and its consolidated subsidaries migrated to Basel II status; the ratios for 2010 are presented on a Basel II basis. See RBS Holdings N.V. 2010 Annual Report on Form 20-F.

The Boards of RBS Group, RBS plc, RBS Holdings N.V. and RBS NV (collectively, the RBS Entities) approved the proposed transfers of a substantial part of the business activities of RBS NV to RBS plc, subject, amongst other matters, to regulatory and other approvals, further tax and other analysis in respect of the assets and liabilities to be transferred and employee consultation procedures. It is expected that the proposed transfers will be implemented on a phased basis over a period ending December 31, 2013. For further information, see the press release entitled "Proposed transfers of a substantial part of the business activities of RBS NV to RBS plc" filed on Form 6-K by RBS Group on April 19, 2011.

CERTAIN RISK CONSIDERATIONS: An investment in RBS products involves risks, including market risk, liquidity risk, and a possible loss of some or all of your investment. Some RBS products do not pay coupons. Any payment on RBS products will be subject to the ability of the relevant RBS issuer and guarantor to pay their respective obligations when they become due. You should carefully consider whether the RBS products are suited to your particular circumstances before you buy them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in RBS products. You should carefully read the relevant prospectus for the RBS product, including the "Risk Factors" section in the prospectus, before investing.

IMPORTANT NOTICE: The RBS Entities have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for offerings to which this communication may relate. Before you invest, you should read the relevant prospectus in that registration statement and other documents have been filed with the SEC for more complete information about the RBS Entities and the relevant offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS plc, RBS NV, any underwriter or any dealer participating in this offering will arrange to send you the relevant prospectus if you request by calling toll free (866) 747-4332.

For broker-dealer and registered investment adviser use only. Not for distribution to retail investors.

RBS Investor Products

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